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                                                                   EXHIBIT 99.1


                             PLAN OF REORGANIZATION
                                       AND
                                 SHARE EXCHANGE

         THIS PLAN OF REORGANIZATION AND SHARE EXCHANGE ("Plan") is entered into this 22nd day of May, 2001 by and between Madison BancShares, Inc. a Florida corporation ("Madison BancShares") and Madison Bank, a Florida state chartered commercial bank ("Madison Bank").

         1. Distribution to Shareholders. On the Effective Date, as defined herein, all of the shareholders of Madison Bank not dissenting from the Plan shall exchange all of the outstanding stock of Madison Bank for a like number of shares of Madison BancShares and Madison Bank shall become a wholly-owned subsidiary of Madison BancShares.

         2. Satisfaction of Rights of Madison Bank's Shareholders. All shares of Madison BancShares's stock into which shares of Madison Bank's stock have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

         3. Fractional Shares. Fractional shares of Madison BancShares's stock will not be issued to the holders of Madison Bank's stock.

         4. Vote Required. The Plan must be approved by not less than a majority of Madison Bank's outstanding shares of stock entitled to vote at a meeting of shareholders called for such purpose.

         5. Dissenter's Shares. No share of Madison Bank common stock as to which dissenters' appraisal rights have been validly exercised and perfected and for which cash is payable pursuant to law (Dissenting Shares) shall be exchanged for Madison BancShares common stock. In lieu thereof, the holder of Dissenting Shares shall be entitled to payment in accordance with the applicable provisions of Section 607.1104, Florida Statutes, (the Dissenter Statute) applicable to Florida corporations. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter rights under the Dissenter Statute, such Dissenting Shares shall then be exchanged for Madison BancShares common stock in accordance with the provisions hereof. Dissenting Shares acquired by Madison Bank pursuant to payment shall be held by Madison Bank as authorized but unissued shares. Properly exercised dissenter shares shall not exceed more than 10% of the total number of shares outstanding or approximately 142,070 shares.

         6. Stock Options. On the Effective Date, Madison Bank's current stock option plans shall be adopted and assumed in their entirety by Madison BancShares. All options to purchase shares of Madison Bank common stock outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the share exchange and without any action on the part of the holder thereof, be converted into and become options to purchase a like number of shares of Madison BancShares common stock.

         7. Supplemental Action. If at any time after the Effective Date, Madison BancShares shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Madison BancShares or Madison Bank, as the case may be, whether past or remaining in office, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Plan.

         8. Filing with the Florida Secretary of State and Effective Date. Upon the approval of the Federal Reserve Bank of Atlanta, of the Application to act as a bank holding company filed by Madison BancShares, Madison BancShares and Madison Bank shall cause their


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                  respective President (or Vice President) to execute Articles of Share Exchange in the form attached to this Plan and upon such execution this Plan shall be deemed incorporated by reference into the Articles of Share Exchange as if fully set forth in such Articles and shall become an exhibit to such Articles of Share Exchange. Thereafter, the Articles of Share Exchange shall be delivered for filing to the Florida Secretary of State. In accordance with Section 607.1105 of the Florida Business Corporation Act (the "FBCA"), the Articles of Share Exchange shall specify the "Effective Date."

         9. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by Madison BancShares or Madison Bank by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of Madison Bank by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter so long as such change is in accordance with
                  Section 607.1103 of the FBCA.

         10. Termination. At any time before the Effective Date (whether before or after filing the Articles of Share Exchange), this Plan may be terminated and the share exchange abandoned by mutual consent of the Boards of Directors of both corporations, notwithstanding favorable action by the shareholders of Madison Bank.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Plan of Share Exchange as of the date first above written.

                                    MADISON BANCSHARES, INC.



                                    By: /s/ Robert B. McGivney
                                        ----------------------------------------
                                        Robert B. McGivney, President




                                    MADISON BANK



                                    By: /s/ Robert B. McGivney
                                        ----------------------------------------
                                        Robert B. McGivney, President









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